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                    SEPARATION AND CONFIDENTIALITY AGREEMENT
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     THIS SEPARATION AND CONFIDENTIALITY AGREEMENT is made effective as of the
30th day of April 1996 by and between WILLIAM J. BURNS, an individual ("Executive"), and INTERDIGITAL COMMUNICATIONS CORPORATION, a business corporation existing under the laws of the Commonwealth of Pennsylvania, together with each and every one of its predecessors, successors (by merger or otherwise), parents, subsidiaries, successors, assigns, directors, officers and employees (hereinafter collectively referred to as the "Company").


                              W I T N E S S E T H:

     WHEREAS, since November 1994, Executive has been employed by the Company in the capacity of Chief Executive Officer and has served as the Chairman of the Board of Directors of the Company since 1994; and

     WHEREAS, Executive and the Company have agreed that it is in their mutual best interests for Executive to resign his positions as a director, officer and employee of the Company; and

     WHEREAS, in connection with such resignation, Executive and the Company have entered into that certain Consulting Agreement dated as of the date hereof ("Consulting Agreement"); and

     WHEREAS, Executive and the Company also desire to settle fully and finally all differences between them, including, but in no way limited to, any differences arising out of any aspect of Executive's employment with the Company and/or out of his separation from that employment.

     NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, Executive and the Company acting of their own free will and intending to be legally and irrevocably bound hereby, agree as follows:

     1. Prior Agreements. All agreements and understandings between Executive and the Company, whether oral or written, which were in effect at any time prior to the execution and delivery of this Agreement excluding (i) any agreement or obligation of the Company to indemnify Executive as an officer or director of the Company, (ii) the obligation of Company to


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reimburse Executive for reasonable Company business expenses incurred prior to
April 30, 1996, and (iii) any agreement under which Executive holds options or warrants (all such agreements and understandings other than those described in clause (i) or (ii) of this Section 1 being herein referred to as "Prior Agreements") are hereby terminated and of no further force and effect. Neither Executive nor the Company shall have any further rights or obligations under any such Prior Agreements.

     2. Employment Termination. Executive acknowledges and agrees that, effective as of April 30, 1996, he shall not render any further services to the Company in the capacity of employee, officer or director of the Company, and that, as of this date, has effectively resigned from any and all positions that he heretofore held with the Company, its subsidiaries and affiliates. Contemporaneously with the execution and delivery of this Agreement, Executive shall execute and deliver to the Company a formal resignation from his positions as Chairman, Chief Executive Officer and member of the Company's Board of Directors and similar resignations with respect to each and every subsidiary of the Corporation for which he served as an officer and/or director. Executive further acknowledges and agrees that, effective as of the date hereof, he shall no longer be authorized to represent, to incur any expenses or liabilities or to take any other action on behalf of the Company. In addition, Executive acknowledges and agrees that the Company shall not have any obligation, contractual or otherwise, to rehire, reemploy or recall him in the future and/or to pay or to make available to him any additional compensation or benefits after that date except as required by law or as specifically provided herein.

     3. Future Employment. Notwithstanding the rights and obligations of the parties set forth in the Consulting Agreement, Executive shall remain free to obtain employment with a third party at any time, provided that: (a) Executive will use his best efforts to accommodate the requests of the Company for such information or other assistance as may be required from time to time under the Consulting Agreement, and (b) Executive will promptly advise the Company in advance of commencing any such employment or other engagement and will not thereafter accept or undertake any duties on behalf of the Company in areas that relate to his duties or areas of responsibility with his new employer without first informing the Company in writing.

     4. Consideration. In consideration for the general release described in
Section 8 hereunder and for all other agreements by Executive contained in this Agreement, the Company shall provide Executive with the following benefits and compensation:


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        (a) Executive Bonuses. Company shall pay Executive: (i) immediately upon the execution of this Agreement, the sum of One Hundred Thousand Dollars ($100,000) (which is equal to forty percent (40%) of the gross salary paid to Executive in 1995 for services rendered in 1995), which the Company may treat as paid pursuant to the Company's executive bonus plan as set forth in the Company's Board of Director minutes dated May 19, 1994 ("Executive Bonus Plan") and (ii) on the earlier of June 1, 1997 or the date the Company pays bonuses to executives and employees for 1996 under the Executive Bonus Plan, the sum of Thirty Three Thousand Three Hundred and Thirty Three and 33/100 dollars ($33,333.33) (which is equal to forty percent (40%) of the gross salary paid to Executive in 1996 for services rendered from January 1, 1996 through April 30,
1996).

        (b) Medical Benefit Continuation.

           (i) It is the intention of the parties hereto that Executive's status as an active participant under the Company's basic group medical, life insurance and long term disability programs will continue insofar as permitted by the contracts with the Company's group insurance providers and by applicable law through the first anniversary of the date hereof. Any required employee contribution to the medical plan premium will be deducted from Executive's monthly salary continuation payments.

           (ii) In the event that the Company determines that the continued inclusion of Executive as an active participant in its basic group insurance plans is not permitted by its providers, the Company shall so advise
Executive by written notice. Furthermore, in such event, as part of the severance package made available to Executive hereunder, the Company agrees to reimburse Executive for the cost that Executive would incur to obtain similar individual life and disability coverage (whether or not Executive elects to obtain such coverage) and to bear the cost of continuing Executive's group medical benefits under COBRA (except for amounts which would be contributory by Executive if he were still employed by the Company) through the first anniversary of the date hereof provided that Executive elects COBRA coverage and that he satisfies the statutory eligibility criteria.

           (iii) the Company's obligation to continue medical coverage will cease if Executive elects to participate in a comparable medical plan with a new employer. In this case, Executive agrees immediately to notify the Company by written notice to Deborah N. Hayes, Director of Human Resources of the Company.

     (c) Stock Options. As of the date hereof, Executive holds fully vested, non-qualified options to purchase


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250,000 shares of common stock of the Company at $3.00 per share expiring on
December 10, 2004 and 12,500 shares of common stock of the Company at $4.375 per share expiring on March 22, 2004. Notwithstanding termination of Executive's employment with the Company, the Company represents and agrees that these stock options are fully vested and that these stock options and all other stock options currently owned by Executive shall remain exercisable until the date ten
(10) years from the respective grant dates of such stock options, subject to the change of control provisions in the applicable stock option plan under which the stock options were granted.

     (d) Warrants. As of the date hereof, Executive holds warrants which may in aggregate be exercised to purchase 36,500 shares of common stock of the Company (the "Warrants"). The parties agree that the Warrants are hereby modified so that the exercisability of fifty percent (50%) of the Warrants shall be deferred until the earlier of April 30, 1997 or the time when jury verdicts have been rendered in the lawsuits currently pending against the Company involving Suzanne Long and the federal securities class action titled Robert Orovitz v. Donald L. Schilling and InterDigital Communications Corporation (the "Federal Securities Class Action") or such lawsuits have been settled by the parties thereto. The deferral period set forth in the preceding sentence shall be continued or extended during any period of time in which Executive shall be in breach of any of his obligations hereunder.

        (e) Leased Vehicle. As of the date hereof, the Company has leased for the use of Executive a 1996 Oldsmobile Regency Sedan ("Leased Vehicle"). Immediately upon execution of this Agreement, the Company shall either pay Executive in one lump sum an amount equal to $10,410.24 (which represents the aggregate total of the remaining base monthly payments required to be paid under lease less a $500 security deposit), which Executive agrees to apply to such lease payments on or before their due date, or shall continue to make such lease payments itself either when due or prior to such time. If Company elects to pay Executive in a lump sum, the Company shall assign its rights and interest in and to the lease to Executive, provided that the lessor consents to such assignment as required by the lease, and further provided that in connection with such assignment, the Company is released from any continuing liability under the lease, whether known, unknown or contingent. In the event of the Company elects to make the lease payments itself or in the event that the lessor does not consent to the assignment of the lease or the Company would not receive such a release, Executive shall continue to use the Leased Vehicle and, in such event, Executive hereby agrees to indemnify, defend and hold the Company harmless from any and against any and all claims, losses and liabilities arising in connection with the Leased Vehicle after the effective date of this Agreement other than the


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payments to lessor to be made by Company as set forth in this paragraph.
Finally, Company shall, at its option, either at the end of the lease or prior to such time, at Company's option, pay to Executive the residual value required to buy out the lease, or purchase the Leased Vehicle for Executive (thereupon transferring title to Executive).

        (f) Leased Apartment. As of the date hereof, the Company has leased an apartment located at 282-Apt. 2B, Radnor Crossing Apts., Iven Ave., St. Davids, PA on behalf of Executive ("Apartment"). The Company agrees to continue to pay all rent as such payments become due under the Apartment lease for the remainder of its current term (but not including any extension or renewal of such term). Lessee represents that he has provided vacant occupancy to the Company in physical condition under which all security deposits would be required to be refunded to the Company.

        (g) Moving Expenses. The Company agrees to reimburse Executive, upon receipt of invoice(s) in form and substance reasonably satisfactory to the Company, for all reasonable expenses incurred by Executive in connection with moving his personal belongings from the Apartment to Executive's residence in Carbondale and/or Chicago, Illinois. Executive agrees that at the time he moves from the Apartment, he will leave in the Apartment all furniture, appliances and other property owned by the lessor of the Apartment or leased by the Company from third parties but shall keep all audio/video equipment, business equipment (including, without limitation, the fax machine in the Apartment), furniture, appliances and other property in the Apartment which had been owned by the Company.

        (h) Payment of Legal Fees. The Company agrees to pay, upon receipt of invoice(s) in the form and substance reasonably satisfactory to the Company, the reasonable attorney's fees and costs incurred by Executive not to exceed $10,000 in connection with the negotiation, execution and delivery of this Agreement. In the event of a default under this Agreement resulting in litigation, the prevailing party shall be entitled to collect reasonable attorneys' fees and court costs.

        (i) Consulting Agreement. Immediately upon execution of this Agreement, the Company and Executive shall enter into a Consulting Agreement in the form attached hereto as Exhibit A.


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     5. Confidentiality.

        (a) Executive agrees that he will not disclose or use for his direct or indirect benefit or the direct or indirect benefit of any third party, any Confidential Information (as hereinafter defined) of the Company. In general, "Confidential Information" means any and all confidential or confidential and proprietary information of the Company, whether any information relating to computer codes or instructions (including source and object code listings, logic algorithms, subroutines, modules or other subparts of computer programs and related documentation, including program notation); computer processing systems and techniques; layouts; flowcharts; specifications; know-how; any associated user or other manuals or other like textual materials (including any other data and materials used in performing Executive's duties); all computer inputs and outputs (regardless of the media on which stored or located); hardware and software configurations; designs; interfaces; research; processes; inventions; products; methods; marketing sales and distribution data, methods, plans and efforts; the Company's relationship with actual and prospective customers, contractors and suppliers; sales, business, alliance and strategic plans; alliance agreements; license agreements; budgets; any other materials prepared by Executive or other employees in the course of, relating to or arising out of their employment, or prepared by any other contractor for the Company or its customers. For purposes hereof, the term "Confidential Information" shall not include materials or information that (i) were possessed by Executive before his employment by the Company, (ii) have been disclosed or made available to the general public by the Company or by a third party who is not bound by a confidentiality agreement with the Company and who is not otherwise prohibited from disclosing the materials or information to the general public, or (iii) are generally available or known within the Company's industry.

        (b) Executive agrees that he will, effective the date of his employment termination: (i) discontinue all use of Confidential Information; (ii) return to the Company all material furnished by the Company that contains Confidential Information; (iii) erase or destroy any Confidential Information contained in computer memory or data storage apparatus under the ownership or control of Executive; and (iv) remove Confidential Information from any software under the ownership or control of Executive that incorporates or uses Confidential Information in whole or in part.

        (c) Executive agrees to return to the Company on the effective date of his employment termination, any documents, (including restricted distribution copies of the Samsung Agreements provided to Executive and Michael Burns) records, notebooks, files, correspondence, reports, memorandum, personal property owned by the Company, or any other documents and material containing Confidential Information; provided that he shall return copies of his January 1994 notes within seven (7) days of the execution and delivery of this Agreement and copies of notes from August 1, 1995 to present within thirty (30) days


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of such time. Notwithstanding anything to the contrary in this Section 5,
Executive may retain personal notebooks and other documents and materials maintained as part of his personal records relating to his tenure as an officer or director of the Company, or that he has prepared or intends to use to assist him in acting as a witness for the Company in pending litigation matters, provided that (i) Executive shall not disclose to third parties any Confidential Information that may be contained in any such documents and materials, and (such records, notes, etc. are not deemed to include Executive's notes similar in nature to those previously delivered to the Company in connection with the Suzanne Long and class action litigations (referred to in Section 11 herein),
ii) Executive shall be entitled to retain copies of any portion of such notebooks, documents and materials relevant to the defense of any pending Company litigation matters referred to in Section 11 of this Agreement provided that Executive delivers the originals of such items to the Company promptly following the date hereof (or copies of such items, where Executive is not in possession of the originals). Executive represents that he has returned all door and file keys, card key passes, computer access cards, software, credit cards and other physical property of any kind owned by the Company that Executive received in connection with his employment, except as otherwise provided by 4(g) hereof. Executive further agrees that he will not make, retain, remove or distribute any copies of any of the foregoing. Notwithstanding the foregoing, Executive acknowledges that his records, notes, etc. similar in nature to those previously delivered to the Company in connection with the Suzanne Long litigation and Federal Securities Class Action, as referred to herein, are deemed to be of a business nature; Executive may keep the originals but agrees that he will deliver good quality copies to Company, as provided above.

     6. Confidentiality of Terms. Executive agrees that the terms of this Agreement shall remain completely confidential, and he will not hereafter disclose any information concerning this Agreement to anyone except: (a) his spouse and family; (b) his personal attorneys, if any; (c) his personal financial and/or tax advisors; (d) taxing authorities; (e) as may be appropriate to prosecute or defend legal proceedings to enforce this Agreement; and (f) as otherwise may be required by law or court order. Executive further understands that such information may be disclosed to the aforementioned individuals only on the condition that such individuals in turn agree to keep such information completely confidential, and not disclose it to others, except as may otherwise be required by law or court order. After his resignation and in response to any inquiries by employees of the Company or third parties concerning any of the


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terms of this Agreement, Executive agrees (i) to state only that he resigned his employment or to state information publicly disclosed by the Company, whether in press releases, public filings or otherwise, or (ii) if information publicly disclosed by the Company, whether in press releases, public filings or otherwise, concerning this Agreement is inaccurate in any material respect, Executive may respond to the inquiry with accurate corrective information so long as Executive has previously notified the Company of the material inaccuracy and requested the Company to issue a corrective disclosure and the Company has failed to issue such a corrective disclosure within five days of Executive's notification and request. Nothing herein shall prohibit Executive from disclosing to third parties the provisions of Sections 5 and 6 of this Agreement, and the existence of the Consulting Agreement being entered into between the Company and Executive.

     7. Nondisparagement. Neither Executive nor the Company will make to any person outside the employment of that party any tortiously defamatory or disparaging statement with regard to the other party or the other party's business.

     8. Waiver and Release of Claims. (a) In consideration of the foregoing, except as set forth in Section 8(c) hereof, Executive completely releases, relinquishes, waives and discharges the Company, its officers, directors, employees, agents, successors and assigns from all claims, liabilities, demands and causes of action, known or unknown, filed or contingent, which he may have or claim to have against the Company as of the date of the signing of this Agreement arising out of or in any way related to his employment with the Company or the termination of that employment. Executive agrees that he has executed this Agreement and this release on his own behalf, and also on behalf of his heirs, agents, representatives, successors and assigns. This release includes, but is not limited to, a release of any rights or claims he may have under:

                (i) the Age Discrimination in Employment Act, which prohibits age discrimination in employment;

                (ii) Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, which prohibits discrimination in employment based on race, color, national origin, religion or sex;


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                (iii)            the Americans with Disabilities Act
                                 which prohibits discrimination on the
                                 basis of a covered disability;

                (iv) the Employer Retirement and Income Security Act, which prohibits discrimination on the basis of entitlement to certain benefits;

                (v) any other federal, state or local laws or regulations prohibiting employment discrimination;

                (vi)             breach of any express or implied
                                 contract claims;

                (vii) wrongful termination or any other tort claims, including claims for attorney's fees, whether based on common law, or otherwise.

                (viii) all claims to acquire any other rights or entitlements of stock, warrants, options, or other securities of the Company or any related entity, other than pursuant to the exercise of stock options and warrants currently held by Executive or acquired or to be acquired by Executive otherwise than from the Company, subject to the limitations set out in Paragraph 4(c) and (d) of this Agreement.

Executive understands, however, that by signing this release, he does not waive rights to: (i) claims arising under any applicable worker's compensation laws;
(ii) any claims which the law states may not be waived; and (iii) his vested rights under the regular employment benefit plans of the Company, in effect as of the date this Agreement; (iv) his vested rights under the Company's stock option plans and agreements; and (v) his rights to obtain indemnification under the Company's Articles of Incorporation, By-laws, and applicable Pennsylvania law.

        (b) In consideration of the foregoing, except as set forth in Section 8(c) hereof, the Company in turn completely releases, relinquishes, waives and discharges Executive and Executive's agents, representatives and heirs from all claims, liabilities, demands and causes of action, known or unknown, filed or contingent, which it may have or claim to have against Executive as of the date of the signing of this Agreement arising out of or in any way related to Executive's employment with the Company or the termination of that employment. The Company agrees that it has executed this Agreement and this release on its own behalf, and on behalf of its subsidiaries, successors and assigns.


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        (c) Executive and the Company specifically acknowledge and hereby agree that the provisions of this general release extend to all of the aforementioned actions, whether presently matured or not matured, known or unknown, suspected or unsuspected by Executive and by the Company, and further agree that this constitutes an essential, material term of this Agreement. Notwithstanding the foregoing, Executive and the Company expressly agree that the releases set forth in this Section 8 shall not apply to any and all suits, causes of action, claims, demands, charges, complaints, obligations or any actions of any sort whatsoever, whether in law or equity, directly or indirectly, relating to or in any way arising out of any aspect of this Agreement and any other agreements and instruments related to the transactions contemplated herein.

     9. No Admission. This Agreement shall not in any way be construed as an admission by either Executive or the Company that either has acted wrongfully with respect to the other party or that any action taken by Executive or the Company with respect to the other at any time prior to the execution of this Agreement has been unwarranted, unjustified, discriminatory, or otherwise unlawful. Rather, it is understood and agreed that this Agreement constitutes a good faith settlement of any and all claims between the parties, and, except as set forth in Section 8(c) hereof, Executive and the Company hereby specifically disclaim any liability to or wrongful acts against the other party on the part of itself, its directors, officers, employees, agents and/or other representatives including legal counsel of any kind.

     10. Indemnification. To the extent permitted by law, the Company agrees to defend, indemnify and hold Executive harmless against any threatened or pending actions or proceedings, whether brought by a third party or as a derivative action, by reason of the fact that Executive was an officer or representative of the Company acting within the scope of his employment.

     11. Cooperation in Defending Legal Actions. Executive understands that he will not in the future voluntarily assist any individual or entity in preparing, commencing or prosecuting any action or proceeding against the Company, its directors, officers, employees, or affiliates, including but not limited to, any administrative agency claims, charges or complaints and/or lawsuits against the Company, its directors, officers,


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employees or affiliates, or to voluntarily participate or cooperate in any such action or proceeding, except as such waiver is specifically prohibited by statute. Executive also agrees that he will cooperate with and assist (including by testifying if requested by the Company) the Company in its defense of any such action or proceeding, including, without limitation, the Suzanne Long litigation, the David Cade litigation, the Robert Pressman litigation, the Federal Securities Class Action as well as any other actions or proceedings currently pending or threatened against the Company or hereafter initiated against the Company. This Agreement shall not preclude Executive from testifying in such an action or proceeding if he is compelled to do so pursuant to a subpoena or other court order. However, Executive expressly agrees that he will provide written notice addressed to the attention of Howard E. Goldberg, Executive Vice President, General Counsel & Secretary, InterDigital Communications Corporation, 781 Third Avenue, King of Prussia, Pennsylvania 19406-1409 (Fax No. 610-992-9432) if he should receive, by service or otherwise, a notice, subpoena or other court order or any other written request seeking or requiring him to testify or otherwise participate in or assist in any action or proceeding against the Company, such notice to be so provided within twenty-four
(24) hours of Executive becoming personally aware of the delivery to Executive or anyone acting on his behalf of such notice, subpoena, order or request. Company shall pay or reimburse Executive for all travel and lodging expenses if Consultant is requested, in writing, by the Company to travel to the Company's offices or otherwise on the Company's behalf pursuant to this paragraph, provided that the Consultant provides the Company with an itemized account of and, where applicable, original receipts for such expenses. In the case of airfare and hotel expenses, Company will either advance the cost thereof to Consultant or pay the cost itself, at Company's option.

     12. Entire Agreement. This Agreement and that certain Consulting Agreement executed between the parties contemporaneously herewith constitute the entire understanding between Executive and the Company and supersede all other agreements, whether written or oral, with respect to the transactions contemplated herein. This Agreement may not be amended or modified by either party unless such amendment or modification is memorialized in a writing signed by each of the parties hereto.

     13. Waiver. Any waiver by either party of any breach of any term or condition of this Agreement shall not operate as a waiver of any other breach of such term or condition or of any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof or constitute or be deemed a waiver or release of any other rights, in law or in equity.


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     14. Governing Law. All issues concerning this Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to any choice of law or conflict of law provision or rule (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the Commonwealth of Pennsylvania. The parties hereto agree that any action to enforce this Agreement may be properly brought in any court within the Commonwealth of Pennsylvania or in the United States District Court for the Eastern District of Pennsylvania, and the parties hereto agree that the courts of the Commonwealth of Pennsylvania and the United States District Court for the Eastern District of Pennsylvania shall have jurisdiction with respect to the subject matter hereof and the person of the parties hereto.

     15. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

     16. Further Assurances. From time to time after the execution of this Agreement, each of the parties hereto hereby agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper and advisable under applicable laws, rules and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its best efforts to obtain all necessary waivers, consents and approvals. In case at any time after the execution of this Agreement further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each of the parties shall take all such necessary action.

     17. Assignment. This Agreement may not be assigned by Consultant or the Company without the express written consent of the other; except, that this Agreement may be assigned by the Company to the purchaser of substantially all of the Company's assets or by operation of law (including, without limitation, pursuant to a merger or consolidation of the Company) without consent.


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     18. Enforcement. All remedies at law and equity shall be available for the enforcement of this Agreement incorporated by reference herein. This Agreement may be pleaded as a full bar to the enforcement of any claim in any way related to or arising out of Executive's employment with the Company and/or the termination of his employment.

     19. Opportunity to Review and Right to Revoke. Executive hereby acknowledges that he is acting of his own free will, that he has been afforded a reasonable time to read and review the terms of this Agreement, that he has had an opportunity to seek the advice of counsel and that he is voluntarily entering into this Agreement with full knowledge of its respective provisions and effects.

     20. Contractual Effect. The parties understand and acknowledge that the terms of this Agreement are contractual and not a mere recital. Consequently, they expressly consent that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, and that it shall be binding upon the respective parties as well as their heirs, executors, successors, administrators and assigns.

     21. Tax Withholding. Executive and the Company acknowledge and agree that the Company will withhold all applicable withholding taxes as required in accordance with applicable law in respect of amounts being paid or otherwise provided by the Company to Executive hereunder.


     IN WITNESS WHEREOF, Executive and the Company each acknowledge that they are acting of their own free will, that they have had a sufficient opportunity to read and review the terms of this Agreement, they have each received the advice of their respective counsel with respect hereto, and that they have voluntarily caused the execution of this Agreement and by reference herein as of the day and year set forth below.



/s/ William J. Burns                      Witness: /s/ David Burns
--------------------------------                  -----------------------------
William J. Burns                                  David Burns


Date: May 17, 1996


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INTERDIGITAL COMMUNICATIONS CORPORATION:


By:  /s/ Harry Campagna                 Attest: /s/ Jane Schultz
    ---------------------------                -------------------------
    Harry Campagna

Title: Chairman of the Board

Date: May 17, 1996



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